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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                 AMENDMENT NO. 4

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                            MERRIMAC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


        New Jersey                                     22-1642321
   (State of incorporation                           (I.R.S. Employer
       or organization)                             Identification No.)

       41 Fairfield Place
     West Caldwell, New Jersey                          07006-6287
 (Address of principal executive offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:
                                            Name of each exchange on
Title of each class to be so registered     which each Class is to be registered
---------------------------------------     ------------------------------------
Common Share Purchase Rights                American Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                       None

         This Amendment No. 4 amends the Registration Statement on Form 8-A/A dated October 26, 2000 (the "Registration Statement") of Merrimac Industries, Inc. (the "Company") made in connection with the Company's listing of the Common Share Purchase Rights on the American Stock Exchange.

         This Amendment No. 4 is being filed to amend and restate the second, third and last paragraphs of Item 1 to the Registration Statement, and include as an exhibit to the Registration Statement Amendment No. 4 dated as of February 21, 2001 to the Rights Agreement dated as of March 9, 1999, as amended, between the Company and Mellon Investor Services, L.L.C. (f.k.a. ChaseMellon Shareholder Services, L.L.C.), as Rights Agent. Except as amended hereby, there are no other changes to this Registration Statement.

Item 1.  Description of Registrant's Securities to be Registered

         The second and third paragraphs of Item 1 of the Registration Statement are hereby amended and restated in its entirety as follows:

         Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. Notwithstanding the foregoing, upon the effectiveness of the merger of the Company with and into Merrimac-Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, with Merrimac-Delaware, Inc. surviving the merger (the "Merger") pursuant to an Agreement and Plan of Merger dated as of December 18, 2000 by and between the Company and Merrimac-Delaware, Inc. (the "Merger Agreement"), the Rights will be evidenced by both (i) certificates for shares of common stock, par value $0.01 per share, of Merrimac-Delaware, Inc., and (ii) certificates for shares of Common Stock of Merrimac Industries, Inc., a New Jersey corporation, for so long as such certificates shall be held by stockholders of Merrimac-Delaware, Inc. as successor by merger, as provided under Section 1.6 of the Merger Agreement. Upon effectiveness of the Merger all references herein to the "Company" shall mean Merrimac-Delaware, Inc., and all references to "Common Stock" shall mean the common stock, par value $0.01 of Merrimac-Delaware, Inc. After the Distribution Date, the rights agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date (unless the Rights were earlier redeemed or exchanged), and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary or, in certain circumstances, William D. Witter, Inc., together with its affiliates and associates, Ericsson Holding International, B.V., together with its affiliates and associates and Adam Smith Investment Partners, L.P. together with its affiliates and associates) has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock (an "Acquiring Person") or (ii) the close of the business on the 10th business day (or such later day as may be designated before any person has become an Acquiring Person by the Board of Directors) after the date of the commencement of, or the announcement of an intention to commence, a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.




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


         Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date (but before any person has become an Acquiring Person), each Right will be exercisable to purchase, for $25.00 (the "Purchase Price"), one share of Common Stock. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of March 9, 1999 as amended by Amendment No. 1 to the Rights Agreement dated as of June 9, 1999 ("Amendment No. 1"), and as amended by Amendment No. 2 to the Rights Agreement dated as of April 7, 2000 ("Amendment No. 2"), and as amended by Amendment No. 3 to the Rights Agreement dated as of October 26, 2000 ("Amendment No. 3"), and as amended by Amendment No. 4 to the Rights Agreement between the Company and Mellon Investor Services, L.L.C. (f.k.a. ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the "Rights Agreement").

         The last paragraph of Item 1 of the Registration Statement is hereby amended and restated in its entirety as follows:

         The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is attached as Exhibit 1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on March 9, 1999 and incorporated herein by reference, Amendment No. 1 which is attached as Exhibit 1 to the Company's Current Report on Form 8-K filed with the SEC on June 9, 1999 and incorporated herein by reference, Amendment No. 2 which is attached as Exhibit 1(b) to the Company's Current Report on Form 8-K filed with the SEC on April 10, 2000 and incorporated herein by reference, Amendment No. 3 attached as Exhibit 1(c) to the Company's Current Report on Form 8-K filed with SEC on October 27, 2000 and incorporated herein by reference and Amendment No. 4 attached hereto as
Exhibit 1(d) and incorporated herein by reference.




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


Item 2.  Exhibits

         Item 2 of this Registration Statement is hereby amended by adding the following new exhibit:
1(d) Amendment No. 4 dated as of February 21, 2001 to the Rights Agreement dated as of March 9, 1999, as amended, between Merrimac Industries, Inc. and Mellon Investor Services, L.L.C. (f.k.a. ChaseMellon Shareholder Services, L.L.C.), as Right Agent.




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            MERRIMAC INDUSTRIES, INC.

                                            By    /s/ Robert V. Condon
                                              ----------------------------------
                                              Name:  Robert V. Condon
                                              Title: Vice President, Finance
                                                     and Chief Financial Officer

Dated:  February 21, 2001




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                                  EXHIBIT INDEX

Exhibit                                                             Sequentially
-------                                                            Numbered Page
                                                                   -------------
1           Rights Agreement dated as of March 9, 1999 between
            Merrimac Industries, Inc. and ChaseMellon Shareholder
            Services, L.L.C., as Right Agent, which includes the Form of Right Certificate as Exhibit A and the
            Summary of Terms of the Rights Agreement as Exhibit
            B, incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K filed on
            March 9, 1999.
1(a)        Amendment No. 1 dated as of June 9, 1999 to the
            Rights Agreement dated as of March 9, 1999 between
            Merrimac Industries, Inc. and ChaseMellon Shareholder
            Services, L.L.C., as Right Agent, incorporated by reference to Exhibit 1 to the Company's Current
            Report on Form 8-K filed on June 9, 1999.
1(b)        Amendment No. 2 dated as of April 7, 2000 to the
            Rights Agreement as of March 9, 1999, as amended, between Merrimac Industries, Inc. and ChaseMellon
            Shareholder Services, L.L.C., as Right Agent, incorporated by reference to Exhibit 1(b) to the Company's Current Report on Form 8-K filed on
            April 10, 2000.
1(c)        Amendment No. 3 dated as of October 26, 2000 to the
            Rights Agreement as of March 9, 1999, as amended, between Merrimac Industries, Inc. and ChaseMellon
            Shareholder Services, L.L.C., as Rights Agent, incorporated by reference to Exhibit 1(c) to the Company's Current Report on Form 8-K filed on
            October 27, 2000.
1(d)        Amendment No. 4 dated as of February 21, 2001 to the
            Rights Agreement as of March 9, 1999, as amended, between Merrimac Industries, Inc. and Mellon Investor
            Services, L.L.C. (f.k.a. ChaseMellon Shareholder
            Services, L.L.C.) as Rights Agent.